VOTING AGREEMENT

         THIS VOTING AGREEMENT ("Agreement") is made and entered into as of the 13th day of March, 2000, by and between Kevin M. Gagne ("Gagne") and Richard L. Goble ("Goble" and collectively with Gagne, the "Shareholders"), each of whom is a shareholder of Empire Financial Holding Company, a Florida corporation (the "Company").

                                    Recitals

         A. Gagne and Goble each is the owner of record of 4,000,000 shares of voting common stock, par value $.01 per share, of the Company ("Common Stock").

         B. This Agreement is made and entered into pursuant to Section 607.0731 of the Florida Business Corporation Act.

         C. The Shareholders desire to establish certain rights and obligations regarding their beneficial ownership of Common Stock and are willing to enter into this Agreement to govern all shares of Common Stock presently beneficially owned by any one of the Shareholders and any and all shares of Common Stock of the Company acquired by them hereafter, whether by gift, devise, purchase, exercise of a warrant or option, receipt of stock dividend or otherwise (all shares of Common Stock presently beneficially owned or acquired hereafter by Shareholders are hereinafter sometimes referred to in the aggregate as the "Shares"). As used in this Agreement, a Shareholder shall be a beneficial owner of all Shares in which the Shareholder, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (other than pursuant to the terms of this Agreement) has or shares (1) voting power which includes the power to vote, or direct the voting of, such Shares; and/or (2) investment power which includes the power to dispose, or to direct the disposition of such Shares.

         D. The Shareholders deem it to be in their best interests to enter into this Agreement.

                                    Agreement

         NOW, THEREFORE, in consideration of the recitals set forth above and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, each of the parties hereto, intending legally to be bound, hereby agrees as follows:

         1. Incorporation of Recitals. The parties to this Agreement hereby agree and acknowledge that all of the recitals set forth above are true, complete and correct in every respect and hereby incorporate said recitals into this Agreement by this reference.

         2. Representations of Shareholder. The Shareholders hereby severally represent and warrant to each other that, each Shareholder: (a) owns and has the right to vote the number of Shares set forth above, (b) has full power to enter into this Agreement and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement with respect to the Shares and (c) will not take any action inconsistent with the purposes and provisions of this Agreement.

         3. Scope of Agreement. This Agreement shall govern the voting of the Shares by the Shareholders with respect to any and all matters voted upon by shareholders of the Company, whether at a meeting or pursuant to written consent or otherwise, including, but not limited to:

                  (i) any change in the authorized capital stock or capital structure of the Company, including the creation of any additional class of shares;

                  (ii) any amendment of the Company's Articles of Incorporation;

                  (iii) any merger of the Company;

                  (iv) the election of any director to the Company's Board of Directors;

                  (v) any change in the number of directors fixed to serve on the Company's Board of Directors; and

                  (vi) the adoption of any stock option plan.

Unless terminated as hereinafter provided, this Agreement shall remain in effect without regard to any action taken by the shareholders of the Company.

         4. Changes in Common Stock; Dispositions. In the event that subsequent to the date of this Agreement any shares of Common Stock or other securities of the Company or another corporation are issued on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification, exchange, merger or consolidation or otherwise involving the Company, such shares of Common Stock or other securities shall be deemed to be Shares for purposes of this Agreement. Any Shares that are no longer beneficially owned by a Shareholder as a result of a sale, disposition or other transfer shall not be deemed to be Shares for purposes of this Agreement.

         5. Voting of Shares. The Shareholders agree and covenant that at any meeting of shareholders of the Company and/or in connection with any corporate action by the shareholders of the Company pursuant to written consent or otherwise, all of the Shares shall be voted with respect to any matter presented to the shareholders of the Company in the manner and to the effect unanimously determined by the Shareholders, in each of his sole and absolute discretion. In the event that the Shareholders are not able to make such unanimous determination with respect to any matter to be presented to the shareholders of the Company, then the Shareholders agree that the Shares shall not be voted by the Shareholders with respect to such matter, but shall be voted by the Shareholders with respect to such matter in the manner and to the effect of placing that matter as the last subject to be presented to the shareholders of the Company for discussion during such shareholders meeting. In the event that the Shareholders are not able to make a unanimous determination with respect to such matter during the shareholder meeting,

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

then the Shareholders shall vote their Shares in favor of the adjournment of the meeting to a future date mutually acceptable to the Shareholders. Accordingly, during the term of this Agreement, neither Shareholder shall vote or attempt to vote any Shares or otherwise exercise or attempt to exercise any voting or other approval rights of any Shares without the concurrence of all of the other Shareholders, and any such prohibited exercise by such Shareholder of voting or other approval rights shall be void and of no force or effect. In addition, each Shareholder agrees that all Shares owned by such Shareholder shall be present, in person or by proxy, at any meeting of shareholders of the Company.

         6. Termination. This Agreement shall terminate only upon the earlier to occur of the occurrence of any one of the following events:

                  (A) either of the Shareholders becomes the beneficial owner of less than ten percent of the aggregate voting rights of all of the then issued and outstanding capital stock of the Company; or

                  (B) the death of either Shareholder or incapacity of either Shareholder to act hereunder; or

                  (C) the termination of this Agreement by written agreement of the Shareholders, which written agreement must be signed by each of the Shareholders.

         7. Legend. The Shareholders will imprint all certificates for the Shares with notice of this Agreement.

         8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to rules regarding choice of law. Any proceedings of whatever nature brought to enforce the provisions of this Agreement shall be brought and heard in Seminole County, Florida, and the parties hereto consent to personal jurisdiction and venue in such forum.

         9. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors, assigns and transferees.

         10. Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto, notwithstanding that all the parties are not signatories to the original or same counterpart.

         11. Amendment or Modification. This Agreement may be altered, modified or amended only by the unanimous consent, in writing, of the parties subject hereto, either now or hereafter. Any such modification must be signed by each party to this Agreement and each signature must be acknowledged and notarized in order for the modification to take effect.


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

         12. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, among the parties hereto with respect to such subject matter.

         13. Enforceability. The Shareholders expressly agree that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against each of the parties hereto. If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of this Agreement and this Agreement shall continue in all respects to be valid and enforceable and shall be construed so as to best give effect to the purposes and intents hereof.

         14. References. Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                                     /s/ KEVIN M. GAGNE
                                                     ------------------
                                                     Kevin M. Gagne

                                                     /s/ RICHARD L. GOBLE
                                                     --------------------
                                                     Richard L. Goble





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